Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

For Immediate Release	November 20, 2007

Contact: Albert W. Ondis
Joseph P. O’Connell
Astro-Med, Inc.
(401) 828-4000
www.astro-medinc.com

Astro-Med Reports Record Sales in Third Quarter;

Directors Declare Regular Dividend

West Warwick, RI, November 20, 2007 -- Astro-Med, Inc. (NASDAQ:ALOT) reports record sales for the Third Quarter of $19,139,000, representing an increase of 19% over the $16,043,000 achieved in the Third Quarter of the prior fiscal year. Third Quarter bookings amounted to a record $21,000,000.

Net Income in the current quarter is $1,562,000 or $0.21 per diluted share, compared to $3,977,000, or $0.53 per diluted share in the prior year. Excluding the gain on the sale of real estate in the prior year, net income increased 91% or $0.10 per diluted share over the Third Quarter of the prior fiscal year. Favorable changes in foreign currency rates added approximately $351,000, representing about 2% of the current quarter’s sales.

Net Income in the current quarter includes expenses of approximately $131,000 after tax, equal to $0.02 per diluted share for stock-based compensation as well as tax benefits of approximately $446,000, or $0.06 per diluted share, due to favorable resolution of certain income tax examinations. Net income in the previous year fiscal quarter included an expense of approximately $93,000, after tax, equal to $.01 per diluted share, for stock-based compensation as well as a tax benefit of $231,000, or $.03 per diluted share, due to favorable adjustments identified in the filing of the prior year tax return.

For the nine-month period ended November 3, 2007, the Company reports net sales of $54,241,000, an increase of 13% over the $47,951,000 reported in the same period of the prior fiscal year. For the nine-month period of the current fiscal year, net income is $2,969,000, equal to $0.39 per diluted share. Net income for the nine-month period includes an expense of approximately $365,000, after tax, equal to $0.05 per diluted share, for stock-based compensation as well as $446,000, or $0.06 per diluted share, related to the tax benefits noted above. Favorable changes in foreign currency rates added approximately $828,000, representing about 2% to sales for the nine-month period.

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For the corresponding period of the prior year, the Company reported net income of $5,260,000, equal to $0.71 per diluted share. Excluding the real estate related gain, earnings were $2,135,000, equal to $0.29 per diluted share. Net income for the nine- month period includes expense of $266,000 after tax, equal to $0.04 per diluted share, for stock based compensation, as well as $231,000 or $0.03 per diluted share, related to favorable tax adjustments noted above.

Comments from CEO

Commenting on the results, Albert W. Ondis, Chief Executive Officer stated: “We are pleased to report another strong quarter of sales growth and improved profitability at Astro-Med. Sales of QuickLabel Systems Products increased 28% from the prior year, Test & Measurement Products sales increased 15% over the previous year, while Grass Technologies sales rose 7% from the prior year.

“The Company’s gross profit margin improved to 43.7% from the prior year’s 40.1% while operating income reached $1,738,000 in the quarter, a 177% improvement over the prior year’s operating income of $628,000, excluding the $5,252,000 one time gain we realized from the sale of the Company’s excess real estate.

“Our backlog rose 17% to $8,027,000 during the quarter, achieved through record new order bookings of $21,000,000. Our balance sheet remains healthy with an increase in the Company’s cash and related securities to $17,213,000 during the quarter. The Company’s current ratio stands at 5:44 at the end of the quarter, with no debt and operations that generated approximately $5,000,000 in EBITDA through the first nine months.”

Directors Declare Regular Dividend

On November 19, 2007, the Directors of Astro-Med declared the regular quarterly cash dividend of $0.05 per share payable on January 2, 2008 to shareholders of record on December 14, 2007. The Company expects to maintain the cash dividend rate of $0.20 per share.

Third Quarter Conference Call Scheduled November 21, 2007

The Third Quarter conference call will be held on Wednesday, November 21, 2007 at 11:00 AM EST. It will be broadcast in real time on the Internet through the Investor Relations portion of our website at www.astro-medinc.com. We invite you to log on and listen in on November 21st, or access the broadcast any time for up to 5 days following the event.

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ASTRO-MED, INC.

Consolidated Statement of Operations

In Thousands Except for Per Share Data

(Unaudited)

	Three-Months Ended		Nine-Months Ended
	November 3, 2007	October 28, 2006	November 3, 2007	October 28, 2006
Net Sales	$19,139	$16,043	$54,241	$47,951

Gross Profit	8,372	6,427	$23,049	19,699
	43.7%	40.1%	42.5%	41.1%
Operating Expenses:
Selling, General & Administrative	5,450	4,819	16,010	14,365
Research & Development	1,184	980	3,417	2,977
	6,634	5,799	19,427	17,342

Gain on Sale of Real Estate, Net	--	5,252	--	5,252

Operating Income	1,738	5,880	3,622	7,609
	9.1%	36.6%	6.7%	15.9%

Other Income, Net	170	348	632	689

Income Before Taxes	1,908	6,228	4,254	8,298

Income Tax (Provision)	(346)	(2,251)	(1,285)	(3,038)

Net Income	$1,562	$3,977	$2,969	$5,260

Net Income Per Share – Basic	$ 0.23	$ 0.59	$ 0.43	$ 0.78
Net Income Per Share – Diluted	$ 0.21	$ 0.53	$ 0.39	$ 0.71

Weighted Average Number of Common Shares - Basic	6,912	6,693	6,881	6,712
Weighted Average Number of Common Shares - Diluted	7,510	7,439	7,552	7,379

Dividends Declared Per Common Share	$0.05	$ 0.05	$0.15	$0.15

Selected Balance Sheet Data

In Thousands (Unaudited)

	As of November 3, 2007	As of January 31, 2007
Cash & Marketable Securities	$17,213	$20,130

Current Assets	$46,671	$44,168

Total Assets	$60,117	$58,001

Current Liabilities	$8,577	$9,874

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Shareholders’ Equity	$48,386	$45,958

Reconciliation of Non-GAAP Financial Information

In an effort to provide investors information regarding the Company’s results, the Company disclosed certain Non-GAAP information which management believes provides useful information to the investor.

A reconciliation of net income and net income per diluted share as reported under GAAP to the pro forma net income and pro forma net income per diluted share excluding the gain related to the sale of certain real estate and the favorable tax adjustments for the three-months and nine-months ended November 3, 2007 and October 28, 2006 is as follows:

	Three-Months Ended		Nine-Months Ended
	11/3/2007	10/28/2006	11/3/2007	10/28/2006
Operating Income- GAAP	$1,738	$5,880	$3,622	$7,609
Less Real Estate Transaction	_	(5,252)	_	(5,252)
Operating Income – Proforma	1,738	628	3,622	2,357
Other Income, Net	170	348	632	689
Income Tax Benefit	446	231	446	231
Income Tax Provision	(1,238)	(586)	(2,177)	(1,373)
Net Income Proforma	$1,116	$621	$2,523	$1,904
EPS Per Share – Diluted - Proforma	$0.15	$0.08	$0.33	$0.26

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of high tech specialty printing systems, electronic medical instrumentation, and test and measurement instruments sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems. Astro-Med Inc. products are employed around the world in a wide range of industrial, scientific, and medical applications. Additional information about Astro-Med, Inc. is available by visiting www.astro-medinc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2007 annual report and its annual and quarterly filings with the Securities and Exchange Commission.